EXHIBIT 21
FRANKLIN ELECTRIC CO., INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiaries consolidated	State or country of incorporation	Percent of voting stock owned
Advanced Polymer Technology, Inc.	Michigan	100
Coverco S.r.l.	Italy	100
EBW, Inc.	Michigan	100
Franklin Electric (Australia) Pty. Ltd.	Australia	100
Franklin Electric B.V.	Netherlands	100
Franklin Electric Canada	Canada	100
Franklin Electric Europa GmbH	Germany	100
Franklin Electric International, Inc.	Delaware	100
Franklin Electric Manufacturing, Inc.	Indiana	100
Franklin Electric Sales, Inc.	Indiana	100
Franklin Electric (SEA) Pty. Ltd.	Singapore	100
Franklin Electric spol s.r.o.	Czech Republic	100
Franklin Electric (South Africa) Pty. Ltd.	South Africa	100
Franklin Electric Subsidiaries, Inc. [inactive]	Indiana	100
Franklin Electric (Suzhou) Co., Ltd.	China	100
Franklin Electric Trading (Shanghai) Co., Ltd.	China	100
Franklin Fueling Systems, GmbH	Germany	100
Franklin Fueling Systems, Inc.	Wisconsin	100
Industrias Schneider S.A.,	Brazil	100
Intelligent Controls, Inc.	Maine	100
Little Giant Pump Company, Inc.	Oklahoma	100
Motores Electricos Sumergibles De Mexico S. de R.L. de C.V.	Mexico	100
Motores Franklin S.A. de C.V.	Mexico	100
Motori Sommersi Riavvolgibili S.r.l.	Italy	75
Orbit Pump Company	South Africa	100
Pump Brands (Proprietary) Limited	South Africa	100
Servicios De Mesmex S. de R.L. de C.V.	Mexico	100
Vertical S.p.A.,	Italy	75